UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2009

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

DELAWARE	87-0638510
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices, including zip code)

(801) 765-1200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

This report discusses the following developments: (i) certain recent developments announced in the most recent edition of an online video report released by Raser Technologies, Inc. (“Raser”) and (ii) certain recent developments relating to a potential grant to fund its extended range electric vehicle (“EREV”) project.

10th Edition of “Up to Speed” Online Video Report

On June 15, 2009, Raser announced that it had released the 10th edition of its online video report called “Up to Speed.” The video, which is available at Raser’s website (www.rasertech.com), provides an update with respect to certain recent developments related to Raser, including the following:

Raser’s Thermo No. 1 Plant to Utilize Electricity Provided by Rocky Mountain Power

Raser recently changed its metering configuration at its Thermo No. 1 geothermal power plant (the “Thermo No. 1 Plant”) to utilize electricity from the local utility, Rocky Mountain Power. The electricity obtained from Rocky Mountain Power will provide power to certain operations of the Thermo No. 1 Plant, including the well field pumps, which were previously powered by electricity generated by the Thermo No. 1 Plant. As a result, Raser will be able to sell more of the electricity generated by the Thermo No. 1 Plant to the City of Anaheim pursuant to its power purchase agreement.

As a result of this change, as well as some additional modifications that Raser expects to make on future power plants, including the use of bottom cycling at some of its plants, Raser has revised its projected average economics of an average plant placed into service over the next three years. The revised projected average economics include a new line-item of “Gross Profit,” which was added to take into account the costs associated with purchasing electricity from the local utility to power certain of the average plant’s operations.

The average plant economics assumes a power purchase rate of $98 per megawatt that escalates at 1.85% per year and approximately $47 million in plant construction costs, which includes the addition of a bottom cycling operation on most plants, plus average transmission line construction and other costs of approximately $7 million. Using these assumptions, an average plant could potentially generate revenues from power sales of up to $132 million over the first 10 years of service, which would potentially result in approximately $123 million of gross profit and approximately $88 million in operating income for the plant. As part of each plant constructed, Raser would contribute the well field as its equity contribution to the transaction, which is estimated to have an average cost of $17 million per 14.8 megawatts of electricity available for sale per plant. Using the assumptions listed above, Raser could potentially receive cash payments from each plant of approximately $33 million in development fee distributions over the first 18 months of operations and $8 million in management fees and other distributions over the initial 10 year period of the plant’s operation. The total potential management fees and other distributions to Raser from plant operations over the plant’s expected 35-year life would be $273 million. As stated previously, the figures listed above are based on an average plant and assumes that Raser will be able to (1) sell the renewable energy at a price that is higher than the price obtained for the power purchase agreements in place for the Thermo No. 1 Plant, which assumption is consistent with current market conditions; (2) lower the cost that it takes to construct future geothermal plants; and (3) lower the cost incurred in legal fees to negotiate the financing commitment for each power plant.

The average economics described above are projections based on a number of assumptions. In addition, the development of each of Raser’s future power plants is subject to a number of risks and uncertainties that could cause Raser’s actual financial results related to each geothermal plant to differ significantly from Raser’s current projections for an average plant. As a result, Raser cannot be certain that the average economics will be achieved at any of its future power plants.

Goals for Total Megawatt Capacity

Raser expects to have the Thermo No. 1 Plant operating at full capacity in the early part of the third quarter of this year. At full capacity, the Thermo No. 1 Plant is expected to deliver 12 megawatts of electricity to the City of Anaheim. Subject to obtaining adequate financing, Raser expects to finish construction on additional geothermal power plants that will add an additional (i) 50 megawatts of electricity sold to the utilities during 2010; (ii) 40 megawatts of electricity sold to the utilities during 2011; (iii) 125 megawatts of electricity sold to the utilities in 2012; and (iv) 150 megawatts of electricity sold to the utilities in 2013. By 2013, Raser expects to have 377 megawatts of total electricity for sale to the utilities.

U.S. Department of Energy Clears Raser’s Application for Loan Guarantee Program to Proceed

The U.S. Department of Energy (“DOE”) recently notified Raser that its loan guarantee application has been approved to proceed to the next stage of due diligence. The application is for loan guarantees to help finance up to 80% of an expected $190 million project to develop additional power plant capacity near the Thermo No. 1 Plant. If approved, the guaranteed loan is expected to be used for the construction of approximately 42 megawatts of gross binary-cycle geothermal power plant capacity near the Thermo No. 1 Plant. If, following the completion of additional due diligence by the DOE Raser obtains the loan guarantee, Raser anticipates that drilling and construction for the project will begin later this year.

Annual Meeting of Stockholders

Raser’s Annual Meeting of Stockholders will be held on Thursday, June 25, 2009, at 2:30 PM (MDT) at the Marriott Hotel in Provo, Utah.

DOE, through another program, Clears Raser Application for EREV Grant to Proceed

The DOE recently notified Raser that its EREV grant application has passed the preliminary evaluation requirements, and the application will now be subject to a comprehensive evaluation in accordance with the applicable technical evaluation criteria. The comprehensive evaluation is expected to take approximately three months to complete.

Earlier this year, Raser submitted an application for a grant of approximately $59 million under the DOE’s Recovery Act-Transportation Electrification program. The program uses a cost sharing structure in which Raser would be responsible for at least 25% of the cost of the project. Raser estimates a total project cost of approximately $79 million. If its application is approved, Raser anticipates that it will use the DOE funds to perform additional engineering and design work on its EREV project, implement its electric drive-train system into a full-sized truck for fleet use, and work with a second-stage manufacturer to deliver up to 100 demonstration vehicles.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: Raser’s beliefs about preliminary drilling results; Raser’s beliefs about the potential for geothermal power generation on Raser’s leased properties; Raser’s beliefs about its ability to exploit the available geothermal resources; Raser’s beliefs about the expected timing relating to the development and completion of its geothermal power projects; Raser’s beliefs about its ability to obtain adequate development funding; Raser’s beliefs about its ability to utilize its technology and other available technologies to produce electric power from the available resources; Raser’s beliefs about the geothermal market in general; Raser’s beliefs about its qualification for certain federal tax credits or other government funding programs, and its ability to meet the requirements of the DOE due diligence process; Raser’s beliefs about its ability to construct power plants; Raser’s beliefs about the strength and enforceability of its agreements; Raser’s beliefs about the ability of the parties to meet the conditions imposed in the funding agreements; Raser’s beliefs about its ability to secure the equipment and services, on acceptable terms, required to complete its power projects; Raser’s ability to attract alliance, monetization or financial partners for the power projects it intends to develop; Raser’s beliefs about its ability to successfully conclude contract negotiations with its financing partners on acceptable terms; Raser’s beliefs in the ongoing financial stability of its financing partners; Raser’s beliefs that the conditions necessary to fund the development of Raser’s geothermal projects can be satisfied; Raser’s beliefs about the economic benefits of contemplated financing structures; Raser’s beliefs regarding the revenues and costs associated with an average geothermal power plant including the development and management fees that Raser would receive in connection with such average plant; Raser’s beliefs regarding the potential for bottom-cycling operations and the potential economic benefits associated with such bottom-cycling operations; Raser’s understanding of accounting treatments for financial reporting of tax treatment of Raser’s geothermal projects; Raser’s beliefs about the performance and market applicability of its products; Raser’s beliefs about the status and enforceability of its intellectual property; Raser’s beliefs about the strength of its existing and potential business relations in the motor industry; Raser’s beliefs about the performance capabilities of its technology; Raser’s beliefs about its ability to commercially license its technology; Raser’s beliefs about its ability to hire sufficient employees to accelerate engineering and testing; and Raser’s beliefs about its ability to obtain funding and successfully complete testing of its SymetronTM technologies and its EREV project. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and Raser’s ability to compete in the industry; Raser’s ability to adapt its technology and third-party technology for the intended applications; Raser’s ability to secure necessary permits; the strength of Raser’s intellectual property; Raser’s ability to attract, train and retain key personnel; and such other risks as identified in Raser’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this Current Report on Form 8-K are based on information available to Raser as of the date hereof, and Raser undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2009	RASER TECHNOLOGIES, INC.

/s/ BRENT M. COOK
Brent M. Cook
Chief Executive Officer

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